Exhibit 21.1

Medalist Diversified REIT, Inc.

List of Subsidiaries

Medalist Diversified Holdings, L.P.

MDR Franklin Square, LLC

MDR Hanover Square, LLC

MDR Ashley Plaza, LLC

MDR Brookfield, LLC

MDR Lancer, LLC

MDR Greenbrier, LLC

MDR Parkway, LLC

MDR Salisbury, LLC